Exhibit 99.1

EnerSys Reports First Quarter Fiscal Year 2006 Results

READING, PA, August 17, 2005/PRNewswire-FirstCall/ — EnerSys (NYSE:ENS), the world’s largest manufacturer, marketer and distributor of industrial batteries, announced net earnings for its first fiscal quarter of 2006 ending July 3, 2005 of $8.8 million, or $0.19 per share basic and diluted, compared to net earnings of $9.0 million and net earnings available to common shareholders of $0.9 million, or $0.08 per share basic and diluted, in the prior year’s first fiscal quarter. These results are within the range of the $0.18 to $0.22 diluted net earnings per share guidance previously provided.

Pro forma basic and diluted net earnings per share were $0.19 for the first fiscal quarter of 2006 compared to pro forma basic and diluted net earnings per share of $0.23 in the first fiscal quarter of 2005. Our pro forma adjustments primarily relate to the effect of our IPO and the elimination of our non-cash Series A convertible stock dividend.

Net sales for the first fiscal quarter of 2006 were $303.8 million compared to $263.3 million in our prior year first fiscal quarter, or an increase of 15.4%. Our results reflect the inclusion of our acquisition of FIAMM SpA’s motive power business from June 1 through July 3. This acquisition contributed sales of approximately $7 million in the quarter. Excluding the favorable impact of foreign currency translation (primarily from the Euro), our first fiscal quarter of 2006 net sales increased approximately 14% over our prior year first quarter.

EnerSys’ first fiscal quarter of 2006 operating results for its reporting segments, compared to the first fiscal quarter of 2005 are as follows (in millions).

	Three months ended
	July 3, 2005		July 4, 2004
	Net Sales	Operating Earnings	Net Sales	Operating Earnings
Reserve Power	$136.3	$8.4	$124.8	$11.1
Motive Power	167.5	9.2	138.5	11.0

	$303.8	$17.6	$263.3	$22.1

“EnerSys continues to successfully address the dynamic market challenges of higher commodity costs by increasing prices and achieving further cost reductions. We expect to experience our highest lead cost for fiscal 2006 in our second fiscal quarter, and our lead costs should then decrease in the second half of fiscal 2006 due to the recent drop in lead prices. This has provided us with the opportunity to increase our lead hedge position, which will have a positive impact on our second half,” stated John D. Craig, Chairman, President and Chief Executive Officer. “As we previously noted, the recently completed FIAMM SpA motive power acquisition will be dilutive by approximately $0.02 for fiscal year 2006, the majority of which will occur in our second quarter of fiscal 2006. This, in combination with the impact of lead prices and that historically our second quarter is our lowest sales volume quarter of the year, should result in diluted net earnings per share between $0.11 and $0.15 for our second quarter.”

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), that are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Our actual results may differ materially from our forward-looking statements for a number of reasons. For a list of the factors, which could affect our results, including our earnings estimates, see “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Statements,” set forth in our Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2005, which was filed with the U.S. Securities and Exchange Commission.

This press release contains pro forma earnings per share data determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). EnerSys’ management uses the non-GAAP measures in their analysis of the company’s performance. As described in the footnotes to the tables and the reconciliation provided below, these measures, as used by EnerSys, adjust net earnings determined in accordance with GAAP to exclude items associated with our IPO. Management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of our business. These disclosures should not be viewed as a substitute for net earnings determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

EnerSys

Summary of Earnings

(In millions, except share and per share data)

(Unaudited)

EnerSys and Subsidiaries

	Three months ended
	July 3, 2005	July 4, 2004
Net sales	$303.8	$263.3

Gross profit	66.5	66.7

Operating earnings	17.6	22.1

Earnings before income taxes	13.3	14.4

Net earnings	8.8	9.0

Series A convertible preferred stock dividends	—	(8.2)

Net earnings available to common stockholders	$8.8	$0.9

Net earnings per common share
Basic	$0.19	$0.08
Diluted	$0.19	$0.08
Weighted average shares outstanding
Basic	46,166,709	11,014,421
Diluted	46,366,789	11,516,868

Pro forma net earnings per common share (1)
Basic	$0.19	$0.23
Diluted	$0.19	$0.23
Pro forma weighted average shares outstanding
Basic	45,945,559	45,945,559
Diluted	46,448,006	46,448,006

(1)	Giving effect to our IPO as if it occurred at the beginning of the first quarter of fiscal 2005. Fiscal 2005 first quarter pro forma net earnings per share includes $1.4 of reduced interest expense (net of tax) resulting from the assumed repayment of debt from the IPO proceeds as if it occurred on April 1, 2004, and the elimination of the Series A convertible preferred stock dividend of $8.2.

Included below is our reconciliation of non-GAAP financial measures to reported amounts:

Pro forma net earnings are calculated giving effect to the IPO as if it occurred as of the beginning of the pro forma periods presented. Pro forma basic and diluted weighted-average share amounts are calculated as of the IPO effective date.

	Three months ended
	July 3, 2005	July 4, 2004
	(in millions, except share and per share amounts)
Net earnings reconciliation:
As reported net earnings available to common shareholders	$8.8	$0.9
Pro forma adjustments (net of tax):
Interest expense	—	1.4	(1)
Series A convertible stock dividend	—	8.2

Total pro forma adjustments	—	9.6
Pro forma net earnings available to common shareholders	$8.8	$10.5

Basic shares reconciliation:
As reported basic weighted average shares	46,166,709	11,014,421
Pro forma adjustments:
Assumed beginning of fiscal 2005 year weighting	(221,150)	—
Preferred stock converted	—	22,431,138
New shares issued in IPO	—	12,500,000

Total pro forma adjustments	(221,150)	34,931,138
Pro forma basic weighted average shares	45,945,559	45,945,559

Diluted shares reconciliation:
As reported diluted weighted average shares	46,366,788	11,516,868
Pro forma adjustments:
Adjust dilutive options to IPO effective date	81,218	—
Preferred stock converted	—	22,431,138
New shares issued in IPO	—	12,500,000

Total pro forma adjustments	81,218	34,931,138
Pro forma diluted weighted average shares	46,448,006	46,448,006

Pro forma earnings per share:
Basic	$0.19	$0.23
Diluted	$0.19	$0.23

Reported earnings per share:
Basic	$0.19	$0.08
Diluted	$0.19	$0.08

(1)	Resulting from the assumed prepayment of debt from the IPO proceeds as if it occurred on April 1, 2004.

As previously announced on July 29, 2005, EnerSys will host a conference call to discuss the Company’s first fiscal quarter 2006 financial results and to provide an overview of the business. The call will conclude with a question and answer session.

The call, scheduled for August 18, 2005 at 9:00 a.m. Eastern Time, will be hosted by John D. Craig, Chairman, President & Chief Executive Officer and Michael T. Philion, Executive Vice President – Finance & Chief Financial Officer.

The call will also be Webcast on EnerSys’ website. There will be a free download of a compatible media player on the Company’s website at http://www.enersys.com.

The conference call information is:

Date:	Thursday, August 18, 2005
Time:	9:00 a.m. Eastern Time
Via Internet:	http://www.enersys.com
Domestic Call-In Number:	800-688-0836
International Dial-In Number:	617-614-4072
Passcode:	85253644

A replay of the conference call will be available from 11:00 a.m. on August 18, 2005, through midnight on September 15, 2005.

The replay information is:

Via Internet:	http://www.enersys.com
Domestic Replay Number:	888-286-8010
International Replay Number:	617-801-6888
Passcode:	68497323

For more information, please contact Richard Zuidema, Executive Vice President, EnerSys, P.O. Box 14145, Reading, PA 19612-4145. Tel: 800-538-3627; Website http://www.enersys.com.

About EnerSys

EnerSys, the world leader in stored energy solutions for industrial applications, manufactures, distributes and services reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. Motive power batteries are utilized in electric fork trucks and other commercial electric powered vehicles. The company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at http://www.enersys.com.